                                                                    EXHIBIT 12.1

                  CATERPILLAR FINANCIAL SERVICES CORPORATION
                  ------------------------------------------

                COMPUTATION OF RATIO OF PROFIT TO FIXED CHARGES
                -----------------------------------------------
                                  (Unaudited)
                             (Millions of Dollars)

                                                  Six Months Ended
                                                  ----------------
                                                  June 30,    June 30,
                                                    1999        1998
                                                  --------    --------
Net Income                                        $     66    $     49

Add:
 Provision for income taxes                             38          29

Deduct:
 Equity in profit of partnerships                       (1)         (2)
                                                  --------    --------
Profit before taxes                               $    103    $     76
                                                  ========    ========

Fixed Charges:
 Interest on borrowed funds                       $    271    $    231
 Rentals at computed interest*                           2           2
                                                  --------    --------

Total fixed charges                               $    273    $    233
                                                  ========    ========

Profit before taxes plus fixed charges            $    376    $    309
                                                  ========    ========

Ratio of profit before taxes plus
 fixed charges to fixed charges                       1.38        1.33
                                                  ========    ========

*Those portions of rent expense that are representative of interest cost.